Exhibit 4.2

DESCRIPTION OF THE REGISTRANT’S SECURITIES

REGISTERED PURSUANT TO SECTION 12 OF THE

SECURITIES EXCHANGE ACT OF 1934

OneStream, Inc. has one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended, or the Exchange Act: our Class A common stock, $0.0001 par value per share. As used in this description, “we,” “us,” “our” and similar references refer to OneStream, Inc.

The general terms and provisions of our common stock are summarized below. This summary does not purport to be complete and is subject to, and qualified in its entirety by reference to, the provisions of our amended and restated certificate of incorporation, or certificate of incorporation, and amended and restated bylaws, or bylaws, each of which is included as an exhibit to the Annual Report on Form 10-K to which this description is an exhibit, and each of which may be amended from time to time. We encourage you to read our certificate of incorporation and bylaws and the applicable provisions of Delaware law for additional information.

Our authorized capital stock consists of 3,800,000,000 shares of capital stock, $0.0001 par value per share, of which:

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2,500,000,000 shares are designated as a series of common stock denominated as Class A common stock;
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300,000,000 shares are designated as a series of common stock denominated as Class B common stock;
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300,000,000 shares are designated as a series of common stock denominated as Class C common stock;
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600,000,000 shares are designated as a series of common stock denominated as Class D common stock; and
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100,000,000 shares are designated as preferred stock.

Pursuant to our certificate of incorporation, our board of directors has the authority, without stockholder approval except as required by the corporate governance rules of the Nasdaq Stock Market, to issue additional shares of our Class A common stock. No shares of our Class B common stock or Class C common stock may be issued except to a holder of common units of OneStream Software LLC, or LLC Units (other than to us or any subsidiary of ours that is a holder of LLC Units), such that after such issuance of Class B common stock or Class C common stock such holder of LLC Units holds an identical number of LLC Units and shares of Class B common stock or Class C common stock, as applicable. When an LLC Unit is exchanged by such holders, a corresponding share of Class B common stock or Class C common stock, as applicable, held by the exchanging owner is also exchanged and will be cancelled. Also pursuant to the terms of our certificate of incorporation, no shares of our Class D common stock may be issued except to a previous holder of LLC Units (other than to us or any subsidiary of ours that was previously a holder of LLC Units).

Common Stock

We have authorized a class of common stock that is divided into four series, which are designated as Class A common stock, Class B common stock, Class C common stock and Class D common stock (despite being termed a class, each of the Class A common stock, Class B common stock, Class C common stock and Class D common stock is a series of the single class of common stock). The rights of the holders of our four series of common stock are identical except with respect to voting, conversion and economic rights. Holders of our Class A common stock, Class B common stock, Class C common stock and Class D common stock will generally vote together on all matters submitted to a vote of our stockholders, unless otherwise required by Delaware law or our certificate of incorporation. Under Delaware law, holders of our common stock are entitled to vote as a class on any proposed amendment to our certificate of incorporation if the amendment would alter or change the powers, preferences or special rights of our common stock so as to affect those powers, preferences or special rights adversely. If, however, any proposed amendment to our certificate of incorporation would alter or change the powers, preferences or special rights of one or more of our series of our common stock so as to affect those powers, preferences or special rights adversely, but would not so affect the entire class, then only the shares of the series of common stock so affected by the amendment will be considered as a separate class for purposes of the class vote of the holders of common stock required by Delaware law described above in this paragraph.

Our certificate of incorporation and bylaws provide for a classified board of directors consisting of three classes of approximately equal size, each serving staggered three-year terms. Only the directors in one class will be elected at each annual meeting of our stockholders, with the directors in the other classes continuing for the remainder of their respective three-year terms.

Class A Common Stock

Dividend Rights

Subject to preferences that may apply to any shares of preferred stock outstanding at the time, the holders of our Class A common stock are entitled to receive dividends out of funds legally available if our board of directors, in its discretion, determines to issue dividends and then only at the times and in the amounts that our board of directors may determine.

No Preemptive or Similar Rights

Our Class A common stock is not entitled to preemptive rights and is not subject to redemption or sinking fund provisions. Our Class A common stock is not subject to conversion provisions.

Voting Rights

Holders of our Class A common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders. Our stockholders do not have the ability to cumulate votes for the election of directors. As a result, the holders of a plurality of the voting power of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors can elect all of the directors standing for election, if they should so choose. With respect to matters other than the election of directors, at any meeting of the stockholders at which a quorum is present or represented, the affirmative vote of a majority of the voting power of the shares present in person or represented by proxy at such meeting and entitled to vote on the subject matter shall be the act of the stockholders, except as otherwise provided by law, our governing documents or the rules of the Nasdaq Stock Market. The holders of a majority of the voting power of the capital stock issued and outstanding and entitled to vote as of the applicable record date, present in person or represented by proxy, shall constitute a quorum for the transaction of business at all meetings of the stockholders.

Liquidation Rights

If we become subject to a liquidation, dissolution or winding-up, the assets legally available for distribution to our stockholders would be distributable ratably among the holders of our Class A common stock and Class D common stock and any participating preferred stock outstanding at that time, subject to prior satisfaction of all outstanding debt and liabilities and the preferential rights of and the payment of liquidation preferences, if any, on any outstanding shares of preferred stock.

Fully Paid and Nonassessable

All of our outstanding shares of Class A common stock are fully paid and non-assessable.

Class B Common Stock

Dividend Rights

Holders of our Class B common stock do not have any rights to receive dividends, provided, however, in the event any dividend is declared or paid in-kind in shares of Class A common stock and shares of Class D common stock (or rights to acquire, or securities convertible into or exchangeable for, such shares), the holders of Class B common stock will be entitled to receive such dividends in the form of shares of Class B Common Stock (or rights to acquire, or securities convertible into or exchangeable for, Class B Common Stock) such that the same proportionate equity ownership among the holders of outstanding Class A common stock, Class B common stock, Class C common stock and Class D common stock on the record date for such dividend is preserved through the payment date, unless different treatment of the shares of each such series is approved by (1) the holders of a majority of the outstanding Class A common stock, (2) the holders of a majority of the outstanding Class B common stock, (3) the holders of a majority of the outstanding Class C common stock and (4) and the holders of a majority of the outstanding Class D common stock, each voting as separate series.

Voting Rights

Holders of our Class B common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders.

No Preemptive or Similar Rights

Our Class B common stock is not entitled to preemptive rights and is not subject to redemption or sinking fund provisions. Our Class B common stock is not subject to conversion provisions.

Right to Receive Liquidation Distributions

Holders of our Class B common stock do not have any rights to receive a distribution upon a liquidation, dissolution or winding-up.

Transferability

Shares of Class B common stock are not transferable except together with an equal number of LLC Units.

Class C Common Stock

Dividend Rights

Holders of our Class C common stock do not have any rights to receive dividends, provided, however, in the event any dividend is declared or paid in-kind in shares of Class A common stock and shares of Class D common stock (or rights to acquire, or securities convertible into or exchangeable for, such shares), the holders of Class C common stock will be entitled to receive such dividends in the form of shares of Class C common stock (or rights to acquire, or securities convertible into or exchangeable for, Class C Common Stock) such that the same proportionate equity ownership among the holders of outstanding Class A common stock, Class B common stock, Class C common stock and Class D common stock on the record date for such dividend is preserved through the payment date, unless different treatment of the shares of each such series is approved by (1) the holders of a majority of the outstanding Class A common stock, (2) the holders of a majority of the outstanding Class B common stock, (3) the holders of a majority of the outstanding Class C common stock and (4) and the holders of a majority of the outstanding Class D common stock, each voting as separate series.

Voting Rights

Holders of our Class C common stock are entitled to ten votes for each share held on all matters submitted to a vote of stockholders. In connection with the Reorganization Transactions (as defined below), shares of our Class C common stock were issued to the Continuing Members (as defined below). Accordingly, such Continuing Members, by virtue of their Class C common stock, have ten times the number of votes in OneStream, Inc. as compared to the aggregate number of LLC Units that they hold. When a Continuing Member elects to have an LLC Unit redeemed or, at OneStream, Inc.’s election (determined solely by the Disinterested Majority (as defined below)), exchanged for cash or one share of Class D common stock, a corresponding share of Class C common stock held by such Continuing Member will be cancelled.

“Continuing Members” refers to certain KKR entities, all other pre-IPO members of OneStream Software LLC that were not party to the Blocker Mergers (as defined in the registration statement on Form S-1 filed with the Securities and Exchange Commission, or the SEC, on June 28, 2024 in connection with the IPO (as defined below))

and all pre-IPO members that held incentive compensation units of OneStream Software LLC immediately prior to the Reorganization Transactions.

“Disinterested Majority” refers, with respect to a potential redemption of LLC Units, to the majority of OneStream, Inc.’s board of directors who are disinterested, as determined by OneStream, Inc.’s board of directors in accordance with the General Corporation Law of the State of Delaware, or the DGCL, which must exclude any director who is (1) the beneficial owner of the LLC Units to be redeemed, (2) affiliated with the beneficial owner of such LLC Units or (3) serving on OneStream, Inc.’s board of directors as a nominee of the beneficial owner of such LLC Units or its affiliates.

“IPO” refers to our initial public offering completed on July 25, 2024.

“KKR” refers to KKR Dream Holdings LLC and affiliated entities.

“Reorganization Transactions” refers to the internal reorganization completed in connection with the IPO, following which OneStream, Inc. manages and operates the business and controls the strategic decisions and day-to-day operations of OneStream Software LLC as sole manager and includes the operations of OneStream Software LLC in its consolidated financial statements.

No Preemptive or Similar Rights

Our Class C common stock is not entitled to preemptive rights and is not subject to redemption or sinking fund provisions.

Right to Receive Liquidation Distributions

Holders of our Class C common stock do not have any rights to receive a distribution upon a liquidation, dissolution or winding-up.

Transferability

Shares of Class C common stock are not transferable except together with an equal number of LLC Units.

Conversion

Each share of our Class C common stock is convertible at any time at the option of the holder into one share of our Class B common stock. In addition, each share of our Class C common stock will convert automatically into one share of our Class B common stock upon any transfer, whether or not for value, except for certain permitted transfers described in our certificate of incorporation. Once converted into a share of our Class B common stock, such share of our Class C common stock will not be reissued.

In addition, each outstanding share of Class C common stock held by a stockholder who is a natural person, other than Thomas Shea, our co-founder, or held by a permitted transferee of such natural person (as described in our certificate of incorporation), will convert automatically into one share of Class B common stock upon the death or incapacity of such natural person. In the event of the death or incapacity of Mr. Shea, shares of Class C common stock beneficially owned by Mr. Shea and his permitted transferees will also convert automatically to Class B common stock, provided that the conversion will be deferred for nine months.

Each outstanding share of Class C common stock shall automatically convert into one share of our Class B common stock on the first trading day following the seventh anniversary of the IPO. Following the conversion of all outstanding shares of our Class C common stock into Class B common stock, no further shares of our Class C common stock will be issued.

Class D Common Stock

Dividend Rights

Subject to preferences that may apply to any shares of preferred stock outstanding at the time, the holders of our Class D common stock are entitled to receive dividends out of funds legally available if our board of directors, in its discretion, determines to issue dividends and then only at the times and in the amounts that our board of directors may determine.

Voting Rights

Holders of our Class D common stock are entitled to ten votes for each share held on all matters submitted to a vote of stockholders. In connection with the Blocker Mergers, shares of Class D common stock were issued to the Former Members (as defined below), who ceased to hold LLC Units and ceased to be members of OneStream Software LLC upon completion of the Reorganization Transactions. Accordingly, such Former Members, by virtue of their Class D common stock, have ten times the number of votes in OneStream, Inc. as compared to the aggregate number of LLC Units that they held before they ceased to be members of OneStream Software LLC.

“Former Members” refers to certain pre-IPO members of OneStream Software LLC that were corporations that merged with and into OneStream, Inc. as part of the Reorganization Transactions and that contributed their LLC Units to OneStream, Inc. in exchange for shares of Class D common stock. The Former Members include all pre-IPO members of OneStream Software LLC that are not Continuing Members following the Reorganization Transactions, including certain affiliates of KKR.

No Preemptive or Similar Rights

Our Class D common stock is not entitled to preemptive rights and is not subject to redemption or sinking fund provisions.

Right to Receive Liquidation Distributions

If we become subject to a liquidation, dissolution or winding-up, the assets legally available for distribution to our stockholders would be distributable ratably among the holders of our Class A common stock and Class D common stock and any participating preferred stock outstanding at that time, subject to prior satisfaction of all outstanding debt and liabilities and the preferential rights of and the payment of liquidation preferences, if any, on any outstanding shares of preferred stock.

Conversion

Each share of our Class D common stock is convertible at any time at the option of the holder into one share of our Class A common stock. In addition, each share of our Class D common stock will convert automatically into one share of our Class A common stock upon any transfer, whether or not for value, except for certain transfers exempted by our certificate of incorporation, including transfers for estate planning or tax planning purposes to an affiliate where sole voting control with respect to the shares of Class D common stock is retained by the transferring holder, any other permitted transferee of such transferring holder or such transferring holder’s spouse, either individually or collectively. Once converted into a share of our Class A common stock, such share of our Class D common stock will not be reissued.

In addition, each outstanding share of Class D common stock held by a stockholder who is a natural person, other than Mr. Shea, or held by a permitted transferee of such natural person (as described in our certificate of incorporation), will convert automatically into one share of Class A common stock upon the death or incapacity of such natural person. In the event of the death or incapacity of Mr. Shea, shares of Class D common stock beneficially owned by Mr. Shea and his permitted transferees will also convert automatically to Class A common stock, provided that the conversion will be deferred for nine months.

Each outstanding share of Class D common stock shall automatically convert into one share of our Class A common stock on the first trading day following the seventh anniversary of the IPO. Following the conversion of all outstanding shares of our Class D common stock into Class A common stock, no further shares of our Class D common stock will be issued.

Preferred Stock

Our board of directors has the authority, subject to limitations prescribed by Delaware law, to issue shares of authorized but unissued preferred stock in one or more series, and to fix the designations, powers, preferences and rights, and the qualifications, limitations or restrictions thereof, in each case without further vote or action by our stockholders. These powers, rights, preferences and privileges could include dividend rights, dividend rates, conversion rights, exchange rights, voting rights, rights and terms of redemption (including sinking fund provisions), redemption price(s), restrictions on the issuance of shares of such series, dissolution and liquidation preferences, and the number of shares constituting any series or the designation of such series, any or all of which may be greater than the rights of the common stock. The issuance of preferred stock could adversely affect the voting power of holders of common stock and the likelihood that such holders will receive dividend payments and payments upon liquidation. In addition, the issuance of preferred stock could have the effect of delaying, deferring or preventing a change in our control or other corporate action.

Registration Rights

In connection with the completion of the IPO, we entered into a registration rights agreement, or the Registration Rights Agreement, with certain holders of our common stock. Under the Registration Rights Agreement, certain holders of our Class C common stock and Class D common stock, and certain permitted transferees, have the right, subject to certain conditions, to require us to file registration statements covering the resale of the shares of Class A common stock issuable upon exchange or conversion of such outstanding shares of other series of common stock and redemption of accompanying LLC Units, as applicable, or to include their shares in registration statements that we might file for ourselves or our stockholders.

Demand Registration Rights

The holders of at least 30% of the shares having demand registration rights will have the right to demand that we use commercially reasonable efforts to file a registration statement for the registration of the offer and sale of at least such number of shares with anticipated offering proceeds in excess of $20 million. We are only obligated to file up to four registration statements on Form S-1 in connection with the exercise of demand registration rights by these holders, provided that if we are not eligible to file a registration statement on Form S-3 one year from the closing of the IPO, demand registration rights on Form S-1 will be extended by one per quarter until such time as we file a registration statement on Form S-3. These demand registration rights are subject to specified conditions and limitations, including the right of the underwriters to limit the number of shares included in any such registration under certain circumstances and our ability to defer the filing of a registration statement with respect to an exercise of such demand registration rights for up to 90 days under certain circumstances.

Form S-3 Registration Rights

At any time after we are eligible to file a registration statement on Form S-3, a stockholder with registration rights will have the right to demand that we file a registration statement on Form S-3 for all or a portion of their shares so long as the aggregate number of shares to be offered and sold under such registration statement on Form S-3 is at least $20 million. We are only obligated to file up to two registration statements on Form S-3 in a 12-month period, in connection with the exercise of Form S-3 registration rights by these holders, provided, that if such two demands are not initiated by KKR, KKR shall be permitted to initiate one additional demand. These Form S-3 registration rights are subject to specified conditions and limitations, including our ability to defer the filing of a registration statement with respect to an exercise of such Form S-3 registration rights for up to 90 days under certain circumstances.

Piggyback Registration Rights

At any time, if we propose to register the offer and sale of any of our securities under the Securities Act of 1933, as amended, or the Securities Act, either for our own account or for the account of other stockholders, a stockholder with registration rights will have the right, subject to certain exceptions, to include such stockholder’s shares in the registration statement. These piggyback registration rights are subject to specified conditions and limitations, including the right of the underwriters to limit the number of shares included in any such registration statement under certain circumstances.

Expenses of Registration

We will pay all expenses relating to any demand registrations, Form S-3 registrations and piggyback registrations, other than underwriting discounts, selling commissions and any applicable unit transfer taxes.

Termination

The registration rights terminate upon the earliest of (1) the date that is seven years after the closing of the IPO and (2) as to a given holder of registration rights, when such holder (a) can, on or after the closing of the IPO, sell all of such holder’s registrable securities without restrictions of any kind under Rule 144 under the Securities Act or (b) no longer holds any registrable securities.

Stockholders’ Agreement

In connection with the completion of the IPO, we entered into a stockholders’ agreement, or the Stockholders’ Agreement, with KKR Dream Holdings LLC. The Stockholders’ Agreement provides that so long as KKR and its affiliates own (1) at least 40% of our outstanding common stock, KKR will have the right to nominate a majority of our board of directors, and (2) at least 10% but less than 40% of our outstanding common stock, KKR will have the right to nominate a percentage of the authorized number of directors equal to KKR’s ownership of our outstanding common stock (rounded up to the nearest whole director). Under the Stockholders’ Agreement, in the event that a vacancy is created at any time by the death, disability, removal or resignation of any director nominated by KKR, the remaining directors shall cause the vacancy created thereby to be filled by a new director nominated by KKR.

Further, under the Stockholders’ Agreement, at least one KKR nominee is entitled to serve on each committee of our board of directors so long as KKR has the right to nominate at least one director to our board of directors, provided that any such KKR nominee shall at all times remain eligible to serve on the applicable committee under applicable law and the listing standards of the stock exchange on which the Class A common stock is then listed, including any applicable general and heightened independence requirements, and provided further that any special committee established to evaluate any transaction in which KKR or any of its affiliates has an interest which is in conflict with the interests of OneStream, Inc., as reasonably determined by a number of directors equal to at least one-third of the whole board of directors, shall not include any director nominated by KKR.

In addition, the Stockholders’ Agreement provides that so long as KKR owns at least 25% of our outstanding common stock, (1) KKR will have the right to appoint and remove the chairperson of our board of directors and the lead independent director, if any, and (2) KKR’s consent will be required for us to enter into any transaction or agreement that results in a change in control, and for the termination, hiring or appointment of our chief executive officer.

The Stockholders’ Agreement also provides that for so long as KKR owns at least 5% of the outstanding common stock, we shall, upon reasonable request, provide quarterly financial information to KKR in a level of detail consistent with financial reports provided to KKR prior to the IPO, provided that we may satisfy such requests in whole or in part by reference to our filings with the SEC that are publicly available on EDGAR.

The Stockholders’ Agreement will terminate at such time as KKR and its permitted transferees collectively cease to own at least 5% of the outstanding shares of our common stock, unless terminated earlier by KKR.

Anti-takeover Effects of Our Certificate of Incorporation, Bylaws and Stockholders’ Agreement

Certain provisions of our certificate of incorporation, bylaws and Stockholders’ Agreement, which are summarized below, may have the effect of delaying, deferring or discouraging another person from acquiring control of us. They are also designed, in part, to encourage persons seeking to acquire control of us to negotiate first with our board of directors. We believe that the benefits of increased protection of our potential ability to negotiate with an unfriendly or unsolicited acquirer outweigh the disadvantages of discouraging a proposal to acquire us because negotiation of these proposals could result in an improvement of their terms. Among other things, these provisions provide that:

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we have multiple series of common stock with differing voting rights;
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the authorized number of directors may be changed only by resolution of the board of directors;
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any vacancies on the board of directors and any newly created directorships may only be filled by the affirmative vote of a majority of directors then in office, even if less than a quorum, provided that if a vacancy is created at any time by the death, disability, removal or resignation of any director nominated by KKR, the vacancy shall be filled solely by, at KKR’s option, KKR in a written instrument or a majority of the remaining directors in accordance with the Stockholders’ Agreement;
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our board of directors is divided into three classes, each of which will stand for election once every three years;
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for so long as there are at least two directors nominated by KKR on our board of directors, the presence of at least one KKR-nominated director is required to have a quorum for the transaction of business by the board of directors, subject to certain exceptions, including meetings of a majority of disinterested directors to the extent that directors nominated by KKR are interested directors for the purpose of such meetings;
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there is no cumulative voting;
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the board of directors may issue “blank check” preferred stock that our board of directors could use to implement a stockholder rights plan;
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the board of directors may make, alter or repeal our bylaws;
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the forum for certain litigation against us is restricted to Delaware; and
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stockholders seeking to present proposals before a meeting of stockholders or to nominate candidates for election as directors at a meeting of stockholders must provide notice in writing in a timely manner, and also meet specific requirements as to the form and content of a stockholder’s notice.

Additional provisions in our governing documents will become effective on such date when KKR, Mr. Shea and their respective affiliates collectively cease to beneficially own, directly or indirectly, more than 50% of the voting power of our capital stock, which, among other things, provide that:

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stockholders may not call special meetings of stockholders or act by written consent;
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directors may only be removed from office with the affirmative vote of 66-2/3% of the voting power of our outstanding capital stock and, for so long as our board of directors remains classified, only for cause; and
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amending certain provisions of our certificate of incorporation and bylaws will be subject to super-majority voting thresholds.

We are not subject to the provisions of Section 203 of the DGCL, or Section 203. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a three-year period following the time that the person becomes an interested stockholder, unless the business combination is approved in a prescribed manner. A “business combination” includes, among other things, a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. An “interested stockholder” is a person who, together with affiliates and associates, owns, or did own within three years prior to the determination of interested stockholder status, 15% or more of the corporation’s voting stock.

Under Section 203, a business combination between a corporation and an interested stockholder is prohibited unless it satisfies one of the following conditions: (1) before the stockholder became an interested stockholder, the board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder; (2) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, shares owned by persons who are directors and also officers, and employee stock plans, in some instances; or (3) at or after the time the stockholder became an interested stockholder, the business combination was approved by the board of directors and authorized at an annual or special meeting of the stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

A Delaware corporation may “opt out” of these provisions with an express provision in its original certificate of incorporation or an express provision in its certificate of incorporation or bylaws resulting from a stockholders’ amendment approved by at least a majority of the outstanding voting shares.

We have opted out of Section 203; however, our certificate of incorporation contains similar provisions providing that we may not engage in certain “business combinations” with any “interested stockholder” for a three-year period following the time that the stockholder became an interested stockholder, unless:

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prior to such time, our board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;
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upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, excluding certain shares; or
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at or subsequent to that time, the business combination is approved by our board of directors and by the affirmative vote of holders of at least 66-2/3% of our outstanding voting stock that is not owned by the interested stockholder.

Under certain circumstances, this provision will make it more difficult for a person who would be an “interested stockholder” to effect various business combinations with us for a three-year period. This provision may encourage companies interested in acquiring us to negotiate in advance with our board of directors because the stockholder approval requirement would be avoided if our board of directors approves either the business combination or the transaction which results in the stockholder becoming an interested stockholder. These provisions also may have the effect of preventing changes in our board of directors and may make it more difficult to accomplish transactions which stockholders may otherwise deem to be in their best interests.

Our certificate of incorporation provides that KKR, its affiliates and any of its or their direct or indirect transferees and any group as to which such persons are a party for the purpose of acquiring, holding, voting or disposing of shares of our capital stock, do not constitute “interested stockholders” for purposes of this provision.

In addition, the Stockholders’ Agreement provides that so long as KKR owns at least 25% of our outstanding common stock, KKR’s consent will be required for us to enter into any transaction or agreement that results in a change in control and for the termination, hiring or appointment of our chief executive officer.

Exclusive Forum

Our bylaws provide that, unless we consent in writing to the selection of an alternative forum, the sole and exclusive forum for (1) any derivative action, suit or proceeding brought on our behalf, (2) any action, suit or proceeding asserting a claim of breach of a fiduciary duty owed by any of our current or former directors, stockholders, officers or other employees to us or our stockholders, (3) any action, suit or proceeding asserting a claim against us or any current or former director, stockholder, officer or other employee of our company arising pursuant to any provision of the DGCL, our certificate of incorporation or our bylaws, (4) any other action, suit or proceeding as to which the DGCL confers jurisdiction on the Court of Chancery or (5) any action, suit or proceeding asserting a claim against us or any current or former director, stockholder, officer or other employee of our company governed by the internal affairs doctrine shall be the Court of Chancery of the State of Delaware, except for any claim as to which such court determines that there is an indispensable party not subject to the jurisdiction of such court (and the indispensable party does not consent to the personal jurisdiction of such court within ten days following such determination). Our bylaws also provide that, unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States will be the sole and exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act. Any person or entity purchasing or otherwise acquiring or holding or owning (or continuing to hold or own) any interest in any of our securities shall be deemed to have notice of and consented to the foregoing bylaw provisions. Such exclusive forum provisions would not apply to any action brought to enforce a duty or liability created by the Exchange Act and the rules and regulations thereunder, and our stockholders will not be deemed to have waived our compliance with the federal securities laws and the rules and regulations thereunder as a result of our exclusive forum provisions.

Conflicts of Interest

Delaware law permits corporations to adopt provisions renouncing any interest or expectancy in certain opportunities that are presented to the corporation or its officers, directors or stockholders. Our certificate of incorporation, to the maximum extent permitted from time to time by Delaware law, renounces any interest or expectancy that we have in, or right to be offered an opportunity to participate in, specified business opportunities that are from time to time presented to certain of our officers, directors or stockholders or their respective affiliates, other than those officers, directors, stockholders or affiliates who are our or our subsidiaries’ employees. Our certificate of incorporation provides that, to the fullest extent permitted by law, none of KKR or its affiliates, or any of their respective directors, partners, principals, officers, members, managers or employees, including any of the foregoing who serve as our officers, all of whom we refer to as the exempted persons, will have any duty to refrain from (1) engaging in a corporate opportunity in the same or similar lines of business in which we or our affiliates now engage or propose to engage or (2) otherwise competing with us or our affiliates. In addition, to the fullest extent permitted by law, in the event that any exempted person acquires knowledge of a potential transaction or other business opportunity which may be a corporate opportunity for itself, himself or herself or its, his or her affiliates or for us or our affiliates, such person will have no duty to communicate or offer such transaction or business opportunity to us or any of our affiliates and they may take any such opportunity for themselves or offer it to another person or entity. No exempted person will be liable to us for breach of any fiduciary or other duty, as a director or officer or otherwise, by reason of the fact that such person, acting in good faith, pursues or acquires any such business opportunity, directs any such business opportunity to another person or fails to present any such business opportunity, or information regarding any such business opportunity, to us. Our certificate of incorporation does not renounce our interest in any business opportunity that is expressly offered to an exempted person solely in his or her capacity as a director or officer of our company. To the fullest extent permitted by law, no business opportunity will be deemed to be a potential corporate opportunity for us if (1) we are not financially able or contractually permitted or legally able to undertake it, (2) if, from its nature, the opportunity is not in our line of business or is of no practical advantage to us or (3) we have no interest or reasonable expectancy in such business opportunity. Neither the exempted persons nor any of their representatives have any duty to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as us or any of our subsidiaries.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Equiniti Trust Company, LLC. The transfer agent and registrar’s address is 48 Wall Street, Floor 23, New York, NY 10005.

Listing

Our Class A common stock is listed on the Nasdaq Global Select Market under the symbol “OS.”